Exhibit 99.1

VALENCE
TECHNOLOGY, INC.


          VALENCE TECHNOLOGY ASSIGNS PREFERRED STOCK REDEMPTION RIGHTS
                           TO BERG & BERG ENTERPRISES

AUSTIN, TEXAS - DECEMBER 16, 2005 - Valence Technology Inc. (Nasdaq:VLNC), developers of Saphion technology, today announced that on December 15, 2005, Berg & Berg Enterprises, LLC honored the redemption of $4.3 million of series C-1 convertible preferred stock held by Riverview Group LLC, by paying the redemption price directly to Riverview Group LLC.

Valence Technology's proprietary Saphion technology is used in the industry's first commercially available, safe, large-format lithium-ion rechargeable battery systems. Berg & Berg is an affiliate of Carl E. Berg, chairman of the board and principal stockholder of Valence Technology.

On December 14, 2005, Valence assigned its right to purchase the series C-1 preferred stock to Berg & Berg. In connection with this assignment, Berg & Berg has agreed that the series C-1 stock shall be convertible at the lower of its stated conversion price of $4.00 or the closing price of the company's common stock on the conversion date, provided the conversion price can be no lower than $1.98, the closing bid price of Valence's common stock on December 13, 2005. In addition, Valence and Berg & Berg agreed to waive the mandatory redemption of the series C-1 preferred stock and agreed that dividends for the series C-1 will continue to accrue at their stated rate of two percent.

ABOUT VALENCE TECHNOLOGY INC.
Valence Technology develops and markets battery systems using Saphion technology, the industry's first commercially available, safe, large-format lithium-ion rechargeable battery technology. Valence Technology holds an extensive, worldwide portfolio of issued and pending patents relating to its Saphion technology and Lithium-ion rechargeable batteries. The company has facilities in Austin, Texas, Las Vegas, Nevada and Suzhou and Shanghai, China. Valence is traded on the NASDAQ Capital Market under the symbol VLNC and can be found on the Internet at www.valence.com.

FORWARD-LOOKING STATEMENTS

Some information included in this press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Act of 1934. Such statements include information relating to business activities and project development. These statements can sometimes be identified by the use of forward-looking words such as "may," "will," "anticipate," "estimate," "except," "scheduled," or "intend" and similar expressions. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of Valence. These and other risk factors that could affect actual results are discussed in Valence's periodic reports filed with the Securities and Exchange Commission, including its Report on Form 10-Q for the quarter ended June 30, 2005, and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements included in this press release are made only as of the date of this release. Valence does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances and cannot assure that projected results or events will be achieved.

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MEDIA CONTACT:             INVESTOR CONTACT:            READER CONTACT:
Lois Paul Partners, LLC    Valence Technology, Inc.     Valence Technology, Inc.
Daphne Kent                investor@valence.com         sales@valence.com
daphne_kent@lpp.com        512-527-2921                 512-527-2900
512-638-5305